Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 of Berkshire Hills Bancorp, Inc. therein of our reports dated March 15, 2018, with respect to the consolidated financial statements of SI Financial Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2017 and of the effectiveness of internal control over financial reporting as of December 31, 2017. We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

February 21, 2019